Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Shareholder Services – Statements and Reports”, “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our reports dated January 24, 2020 relating to the financial statements of AB Small Cap Value Portfolio, AB All Market Income Portfolio and AB All China Equity Portfolio, three of the series constituting AB Cap Fund, Inc., for the year ended November 30, 2019, which are incorporated by reference in this Post-Effective Amendment No. 276 to the Registration Statement (Form N-1A No. 2-29901) of AB Cap Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

February 26, 2020